Evommune Announces Top-line Results from EVO756 Phase 2b Trial in Moderate-to-Severe Atopic Dermatitis

‑ Trial did not meet the primary endpoint of percent change in Eczema Area and Severity Index (EASI) score from baseline at Week 12; EVO756 was generally well tolerated

‑ EVO301, the Company’s IL-18BP fusion protein, advances as lead atopic dermatitis program following positive Phase 2a proof-of-concept data

‑ Evommune to continue Phase 2b development of EVO756 in migraine prophylaxis

Palo Alto, Calif., and New York, September 8, 2026 – Evommune, Inc. (NYSE: EVMN) (the “Company” or “Evommune”), a clinical-stage biotechnology company developing innovative therapies that target key drivers of chronic inflammatory diseases, today announced top-line results from its randomized, double-blind, placebo controlled dose-ranging Phase 2b trial evaluating the efficacy and safety of oral Mas-related G-protein coupled receptor X2 (MRGPRX2) antagonist, EVO756, in adults with moderate-to-severe atopic dermatitis (AD).

The Phase 2b trial enrolled 121 adults with moderate-to-severe AD over a 12-week treatment period, with follow-up through Week 14, and did not meet the primary and secondary endpoints in any of the doses studied. Based on these results, the Company does not plan to advance EVO756 in AD.

“We are disappointed that this trial of EVO756 did not meet its primary endpoint, particularly given the need for new treatment options for patients suffering from AD,” said Dr. Eugene Bauer, Chief Medical Officer of Evommune. “EVO756 was generally well tolerated with a safety profile consistent with prior studies, supporting its continued evaluation in migraine prophylaxis. We are sincerely grateful to the patients, clinicians and administrators who participated in this trial.”

“This trial did not deliver the outcome we and the AD community were hoping for,” said Luis Peña, President and Chief Executive Officer at Evommune. “We continue to work towards bringing meaningful clinical benefit to AD patients, and importantly, EVO301, our IL-18BP fusion protein, which recently generated positive Phase 2a proof-of-concept data, will enter a Phase 2b trial planned for mid-2027. With a strong balance sheet supporting operations into 2029, we remain focused on advancing a portfolio of programs with the stated goal of broadly addressing chronic inflammatory diseases.”

About EVO756

EVO756 is a first-in-class, potent and highly selective oral small molecule antagonist of Mas-related G protein-coupled receptor X2 (MRGPRX2), a receptor predominantly found on mast cells and peripheral sensory neurons. Evommune seeks to produce the first MRGPRX2-targeted oral treatment for chronic inflammatory diseases.

About EVO301

EVO301 is a long-acting injectable SAFA-IL-18BP fusion protein designed to neutralize aberrantly upregulated IL-18 activity. EVO301 facilitates more efficient tissue distribution and improved binding affinity and specificity relative to existing attempts to antagonize or inhibit the IL-18 pathway, including traditional mAbs. In addition, EVO301 incorporates several distinguishing design features, including selective and high binding affinity of native human IL-18BP and binding to serum albumin, smaller molecular weight, extended half-life for the neutralization of IL-18, and lower potential for immunogenicity. Evommune believes the distinct mechanism and modality of EVO301 provides multiple, potentially synergistic avenues to bring innovative therapeutics to the large, underserved and rapidly expanding population of patients suffering from chronic inflammatory diseases.

About Evommune, Inc.

Evommune, Inc. is a clinical-stage biotechnology company developing innovative therapies that target key drivers of chronic inflammatory diseases. The Company’s mission is to improve patients’ daily lives and prevent the long-term effects of uncontrolled inflammation that are a consequence of the limitations of existing therapies. To achieve this, Evommune is advancing a portfolio of differentiated product candidates that target key drivers of chronic inflammation. For more information, please visit www.evommune.com and follow us on LinkedIn.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements of historical facts are “forward-looking statements.” These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding: the potential therapeutic benefit of EVO756 and EVO301; the design, objectives, initiation, timing and progress of the Phase 2b clinical trials evaluating EVO756 in migraine and the Phase 2b trial evaluating EVO301 in AD; anticipated cash runway into 2029; and continued advancement of the Company's portfolio. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause the Company’s clinical development programs, future results or performance to differ materially from those expressed or implied by the forward-looking statements. Many factors may cause differences between current expectations and actual results, including: the Company’s limited operating history and historical losses; the potential that success in preclinical testing and earlier clinical trials does not ensure that later clinical trials will generate the same results or otherwise provide adequate data to demonstrate the efficacy and safety of a product candidate; the Company’s ability to obtain regulatory approval of and successfully commercialize its product candidates; the impacts of macroeconomic conditions, including heightened inflation and uncertain credit and financial markets, on the Company’s business, clinical trials and financial position; unexpected safety or efficacy data observed during preclinical studies or clinical trials; clinical trial site activation or enrollment rates that are lower than expected; the Company’s ability to realize the benefits of its collaborations and license agreements; changes in expected or existing competition; changes in the regulatory environment; the Company’s ability to obtain, maintain and protect its intellectual property; and unexpected litigation or other disputes. Other factors that may cause the Company’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K, filed with the SEC on March 5, 2026, as supplemented by the Company’s Quarterly Report on Form 10-Q, filed with the SEC on August 6, 2026, and in other filings that the Company makes and will make with the SEC in the future. The Company expressly disclaims any obligation to update any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

Media and Investors:

Megan Humphreys

megan.humphreys@evommune.com